Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stanley Black & Decker 2013 Long-Term Incentive Plan of our reports dated February 20, 2013, with respect to the consolidated financial statements and schedule of Stanley Black & Decker, Inc. and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

July 31, 2013